UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2013 (January 18, 2013)

SIRIUS XM RADIO INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34295	52-1700207
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY		10020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.	Change in Control of Registrant

On January 17, 2013, Liberty Media Corporation (“Liberty Media”) filed a Form 4 with the Securities and Exchange Commission indicating that on January 15, 2013 it, indirectly through its subsidiaries, purchased an additional 50,000,000 shares of our common stock, par value $0.001 per share (the “Common Stock”). On January 18, 2013, Liberty Radio, LLC, a wholly-owned subsidiary of Liberty Media and the holder of all of the outstanding shares of our Convertible Perpetual Preferred Stock, Series B-1 (the “Preferred Stock”), converted all of its Preferred Stock into 1,293,509,076 shares of Common Stock. As a result of this recent purchase and conversion, respectively, Liberty Media beneficially owns, directly and indirectly, an aggregate of 3,292,800,311 shares of our Common Stock, representing approximately 50.21% of all the outstanding shares of our Common Stock. Prior to the purchase and conversion, no person or group had control of the Company. Liberty Media’s Form 4 indicates that the price per share for the Common Stock acquired on January 15, 2013 was $3.1556. Liberty Media has informed us that it used cash on hand to acquire such Common Stock.

We are not aware of, and Liberty Media has not disclosed, any arrangement which may at a subsequent date result in a change of control of the registrant.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Directors

On January 18, 2013, Leon D. Black, Lawrence F. Gilberti, and Jack Shaw resigned as members of our board of directors effective immediately. The decision of Messrs. Black, Gilberti and Shaw to resign were not the result of any disagreement with us on any matter relating to our operations, policies or practices.

Appointment of Directors

To fill the vacancies resulting from the resignations described above and the previous resignation of Mel Karmazin, our board of directors on January 18, 2013 unanimously appointed Mark D. Carleton, Robin S. Pringle, Charles Y. Tanabe and our Chief Executive Officer, James E. Meyer, to our board of directors. Mr. Carleton, Ms. Pringle and Mr. Tanabe will receive the customary compensation paid to our non-employee directors, which currently consists of an annual cash retainer of $50,000 and $70,000 in the form of options to purchase our Common Stock which are granted annually on the next business day following each annual meeting of stockholders. Our most recent proxy statement filed with the Securities and Exchange Commission on April 11, 2012 describes these arrangements under the heading “Director Compensation Table for 2011”. There are no transactions with related persons required to be disclosed under Regulation S-K Item 404(a).

Mark D. Carleton, age 52, has served as a Senior Vice President of Liberty Media since May 2007. He has also served as a Senior Vice President of Liberty Interactive Corporation since December 2003. Prior to December 2003, Mr. Carleton was a partner at KPMG LLP, where he had overall responsibility for the communications sector. He also served on KPMG LLP’s Board of Directors. Mr. Carleton currently serves as a director of Live Nation Entertainment, Inc., Barnes & Noble, Inc. and Air Methods Corporation.

James E. Meyer, age 57, has served as our Chief Executive Officer since December 18, 2012. Mr. Meyer had previously served as our President, Operations and Sales, since May 2004. Prior to May 2004, Mr. Meyer was President of Aegis Ventures Incorporated, a consulting firm that provides general management services. From December 2001 until 2002, Mr. Meyer served as special advisor to the Chairman of Thomson S.A., a leading consumer electronics company. From January 1997 until December 2001, Mr. Meyer served as the Senior Executive Vice President for Thomson as well as a member of its executive committee. From 1992 until 1996, Mr. Meyer served as Thomson’s Senior Vice President of Product Management. Mr. Meyer is a director of ROVI Corporation.

Robin S. Pringle, age 34, has served as a Vice President, Corporate Development of Liberty Media and Liberty Interactive Corporation since January 2013. Ms. Pringle served as a Director, Corporate Development of Liberty Interactive Corporation from January 2010 to December 2012, and as a Manager, Corporate Development from July 2008 to December 2010. Previously, she worked in the Strategic Planning and Business Development group at Del Monte Foods and in investment banking at Thomas Weisel Partners.

Charles Y. Tanabe, age 61, served as an Executive Vice President and the General Counsel of Liberty Media from May 2007 until December 2012. He also served as an Executive Vice President of Liberty Interactive Corporation from January 2007 to December 2012 and as the General Counsel from January 1999 to December 2012. Mr. Tanabe served as a Senior Vice President of Liberty Interactive Corporation from January 1999 to December 2006. He also served as the Secretary of Liberty Interactive Corporation from April 2001 to December 2007. Mr. Tanabe also serves as a director of Starz.

Item 8.01.	Other Events

As a result of the transactions described above in Item 5.01, Liberty has acquired control of more than 50% of our voting power and, as a result, we qualify as a “controlled company” as defined in Rule 5615(c)(1) of the Listing Rules of The NASDAQ Stock Market (“NASDAQ Rules”).

Therefore, as of January 18, 2013, we are exempt from certain corporate governance requirements of the NASDAQ Rules including, among other items, the requirement that our board of directors be comprised of a majority of independent directors. We intend to rely on these exemptions available to a controlled company. The controlled company exemption does not extend to the audit committee independence requirements and we have not made any change to our audit committee at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM RADIO INC.

By:	/s/ Patrick L. Donnelly
Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

Dated: January 22, 2013